Exhibit          99.1

Sales and Earnings Per Share
Increase 87% and 78% in the Second Quarter of 2006 for Beacon Roofing Supply

PEABODY, Mass.—(BUSINESS WIRE)—May 10, 2006—Beacon Roofing Supply, Inc. (Nasdaq: BECN) (the “Company”) announced today record performance for its fiscal 2006 second-quarter and year-to-date periods ended March 31, 2006.

Second Quarter

Sales increased 87.3% to a record $322.4 million in the second quarter of fiscal 2006 (“2006”) from $172.1 million in the second quarter of fiscal 2005 (“2005”), reflecting robust internal growth of 24.1%, with strong sales in all three major product lines: residential roofing, non-residential roofing and complementary building products. Shelter Distribution (“Shelter”), acquired in mid-October 2005, along with the other companies acquired since the second quarter of 2005, contributed the remaining sales increase. The Company also opened nine new branches since last year’s second quarter.

Gross profit increased 87.9% to $77.8 million in 2006 from $41.4 million in 2005. Gross margin increased slightly from 24.0% to 24.1%, helped by a 24.3% gross margin from the acquired companies. The Company’s gross margin in existing markets was unchanged at 24.0%. Existing markets exclude branches acquired in the year prior to the start of the reporting period.

Operating expenses increased $29.5 million, or 82.2%, in 2006 compared to 2005, reflecting increases of $26.8 million from the acquired companies and $2.7 million, or an increase of 7.6%, in existing markets. The existing market increase was primarily due to higher payroll costs and other expenses associated with the sales volume increase, partially offset by lower insurance claim costs and lower professional fees. As a percentage of net sales, overall operating expenses fell to 20.3% in 2006 from 20.8% in 2005 primarily due to the leveraging of fixed costs over the higher sales volume. The operating expense rate in existing markets declined to 18.1% from 20.8%, also mostly as a result of the leveraging of fixed costs over the higher sales volume.

Operating income increased 125.6% to a record $12.4 million in 2006 from $5.5 million in 2005. As a percentage of net sales, operating income increased to 3.8% from 3.2%, reflecting the lower expense rate. Due to the higher sales, stable gross margin and lower expense rate discussed above, existing market operating margin rose to 6.0% from 3.2%.

Interest expense increased $3.1 million to $4.3 million in 2006 due to higher borrowings (utilized to finance our acquisitions) and higher interest rates, partially offset by the benefit from the successful public sale of two million shares of our common stock in December 2005. In connection with the acquisitions in January 2006, the Company and its lenders amended the Company’s revolving lines of credit and term loans to, among other things, increase the revolving lines of credit and term loans to totals of $280 and $90 million, respectively. The net proceeds from the December public offering totaled $51.6 million, which were used to pay down our revolver borrowings.

The Company achieved record second-quarter net income of $4.8 million in 2006 compared to net income of $2.4 million in 2005, an increase of 97.5%. The Company has estimated an annual income tax rate of 40.5% for fiscal 2006 compared to the rate of 43.6% provided for in last year’s second quarter. The annual fiscal 2005 income tax rate was 40.0%.

Diluted net income per share for the second quarter was $0.16 in 2006 compared to $0.09 per share in 2005, a 77.8% increase.

Year-to-Date

Year-to-date (first-half) sales increased 78.4% to a record $662.3 million in 2006 from $371.3 million in 2005, reflecting internal growth of 19.1%, with strong sales in all three major product lines. The acquired companies contributed the remaining sales increase. The Company also opened nine new branches since last year’s first half.

Gross profit increased 76.1% to $161.5 million in 2006 from $91.7 million in 2005. Gross margin declined from 24.7% to 24.4% due to a lower gross margin from the acquired companies. However, the Company’s gross margin in existing markets was unchanged at 25.5%.

Operating expenses increased $54.5 million, or 79.1%, in 2006 compared to 2005, reflecting increases of $48.9 million from our acquired companies and $5.6 million, or an increase of 8.6%, in existing markets. The existing market increase was primarily due to higher payroll costs and other expenses associated with the sales volume increase. As a percentage of net sales, overall operating expenses were unchanged at 18.6%. The operating expense rate in existing markets declined to 17.3% from 19.0%, mostly as a result of the leveraging of fixed costs over the higher sales volume.

Operating income increased 66.9% to a record $38.1 million in 2006 from $22.8 million in 2005. As a percentage of net sales, operating income declined to 5.7% from 6.1%, reflecting a higher overall expense rate from the acquired companies, mostly at Shelter. Due to the higher sales, stable gross margin and lower expense rate discussed above, existing market operating margin rose to 8.2% from 6.5%.

Interest expense increased $6.2 million to $8.3 million in 2006 due to higher borrowings and higher interest rates, partially offset by the benefit from the sale of common stock mentioned above.

The Company achieved record first-half net income of $17.7 million in 2006 compared to net income of $11.2 million in 2005, an increase of 58.5%. Net income in 2005 included a $0.9 million charge for the early of retirement of debt. The Company has estimated an annual income tax rate of 40.5% for fiscal 2006 compared to the rate of 43.7% provided for in last year’s first half.

Diluted net income per share for the first half was $0.61 in 2006 compared to $0.41 per share in 2005, an increase of 48.8%.

Cash flow from operations was $35.7 million in the first half of 2006 compared to $2.8 million in 2005. The Company used a portion of its 2006 cash from operations to increase inventories by $32.8 million, exclusive of the effects of businesses acquired, in anticipation of a continued strong sales growth rate.

Robert Buck, the Company’s President & Chief Executive Officer, stated, “Our second quarter year-over-year performance was even stronger than what we achieved in our first quarter. Historically, our second quarter has been our lowest sales quarter and we have typically incurred net losses. Although we believe our sales benefited somewhat from the milder East Coast weather and Gulf Coast rebuilding, each of our regions performed very well. In addition, our overall expense performance was encouraging. We continue to work on the integration of our recent acquisitions while we look for further opportunistic acquisitions such as the ones we completed in the second quarter. We also know that our continued success is dependent upon having the most talented people working in a highly motivating environment, and we are focused on that goal throughout the year.”

Beacon Roofing Supply will be holding its investor conference call today, May 10, 2006, at 11:00 a.m. Eastern Time. The dial-in-number is 866.770.7129 (participant passcode 48654296). Please call five to ten minutes prior to the scheduled start time to assure timely access to the call.

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products operating 148 branches in 30 states and in Eastern Canada.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward- looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,		March 31,
(Dollars in thousands, except per share data)	2006	% of Sales	2005	% of Sales
Net sales	$322,396	100.0%	$172,116	100.0%
Cost of products sold	244,637	75.9%	130,746	76.0%
Gross profit	77,759	24.1%	41,370	24.0%
Operating expenses (include stock-based compensation expense of $735 and $172 for the three months ended in 2006 and 2005, respectively)	65,403	20.3%	35,894	20.9%
Income from operations	12,356	3.8%	5,476	3.2%
Other expenses:
Interest expense	4,294	1.3%	1,185	0.7%
Income before income taxes	8,062	2.5%	4,291	2.5%
Income taxes	3,286	0.9%	1,873	1.1%

Net income	$4,776	1.5%	$2,418	1.4%

Net income per share:
Basic	$0.16	$0.09
Diluted	$0.16	$0.09
Weighted average shares used in computing net income per share:
Basic	29,053,876	26,384,001
Diluted	29,873,185	27,344,123

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations (Unaudited)

	Six Months Ended
(Dollars in thousands, except per share data)	March 31,		March 31,
	2006	% of Sales	2005	% of Sales
Net sales	$662,282	100.0%	$371,306	100.0%
Cost of products sold	500,815	75.6%	279,590	75.3%
Gross profit	161,467	24.4%	91,716	24.7%
Operating expenses (include stock-based compensation expense of $1,333 and $346 for the six months ended in 2006 and 2005, respectively)	123,399	18.6%	68,907	18.6%
Income from operations	38,068	5.7%	22,809	6.1%
Other expenses:
Interest expense	8,312	1.3%	2,077	0.6%
Loss on early retirement of debt	—	—	915	0.2%
Income before income taxes	29,756	4.5%	19,817	5.3%
Income taxes	12,071	1.7%	8,656	2.3%

Net income	$17,685	2.7%	$11,161	3.0%
Net income per share:
Basic	$0.63	$0.42
Diluted	$0.61	$0.41
Weighted average shares used in computing net income per share:
Basic	28,011,772	26,371,317
Diluted	28,924,347	27,323,528

BEACON ROOFING SUPPLY, INC.

Condensed Consolidated Balance Sheets

	March 31,	March 31,	September 24,
(Dollars in thousands)	2006	2005	2005
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash	$—	$5,886	$—
Accounts receivable, net	160,807	91,117	123,345
Inventories	178,494	95,980	82,423
Prepaid expenses and other assets	35,346	19,135	22,656
Deferred income taxes	10,983	3,227	4,339
Total current assets	385,630	215,345	232,763
Property and equipment, net	52,862	29,392	31,767
Goodwill, net	258,445	104,375	108,553
Other assets, net	61,298	12,988	13,904

Total assets	$758,235	$362,100	$386,987
Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$1,257	$—	$6,107
Borrowings under revolving lines of credit	—	67,859	—
Accounts payable	135,789	74,197	70,158
Accrued expenses	48,467	29,320	29,146
Current portions of long-term debt and capital lease obligations	28,370	6,161	6,348
Total current liabilities	213,883	177,537	111,759
Borrowings under revolving lines of credit	208,605	—	63,769
Senior notes payable and other obligations, net of current portion	52,453	20,990	20,156
Deferred income taxes	20,473	9,045	10,890
Long-term obligations under capital leases and other, net of current portion	7,057	814	1,668
Stockholders’ equity:
Common stock	294	266	269
Additional paid-in capital	201,368	140,135	142,173
Deferred compensation	—	(344)	—
Treasury stock	(515)	(515)	(515)
Retained earnings	49,735	10,295	32,050
Accumulated other comprehensive income	4,882	3,877	4,768
Total stockholders’ equity	255,764	153,714	178,745

Total liabilities and stockholders’ equity	$758,235	$362,100	$386,987

BEACON ROOFING SUPPLY, INC.

Condensed Consolidated Cash Flows (Unaudited)

	Six Months Ended March 31,
(Dollars In thousands)	2006	2005
Operating activities:
Net income	$17,685	$11,161
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,816	3,940
Stock-based compensation	1,333	346
Loss on early retirement of debt	—	915
Unrealized gain on interest rate collar	(286)	—
Deferred income taxes	289	232
Changes in assets and liabilities, net
of the effects of businesses acquired:
Accounts receivable	24,099	14,195
Inventories	(32,768)	(20,441)
Prepaid expenses and other assets	(1,130)	(811)
Accounts payable and accrued expenses	15,666	(6,738)
Net cash provided by operating activities	35,704	2,799
Investing activities:
Purchases of property and equipment, net of sales proceeds	(4,160)	(4,791)
Acquisition of businesses, net of cash acquired	(279,588)	(30,334)
Net cash used in investing activities	(283,748)	(35,125)
Financing activities:
Borrowings under revolving lines of credit	144,825	22,994
Borrowings (repayments) under senior notes payable, and other	52,295	(1,791)
Repurchase of warrants	—	(34,335)
Repayments of junior subordinated notes	—	(17,986)
Repayments of subordinated notes payable to related parties	—	(29,442)
Proceeds from exercises of options	1,421	—
Net proceeds from sale of common stock	51,576	102,833
Income tax benefit from stock-based compensation deductions in excess of recognized compensation cost	4,890	—
Deferred financing costs	(2,167)	(342)
Net cash provided by financing activities	252,840	41,931
Effect of exchange rate changes on cash	54	(25)
Net increase in cash	4,850	9,580
Cash (overdraft) at beginning of year	(6,107)	(3,694)

Cash (overdraft) at end of period	$(1,257)	$5,886
Non-cash transactions:
Capital lease additions	$3,518	$—

BEACON ROOFING SUPPLY, INC

Consolidated Sales by Product Line

	For the Three Months Ended
	March 31, 2006		March 31, 2005
(dollars in millions)	Net Sales	Mix%	Net Sales	Mix%	Growth
Residential roofing products	$155.3	48.2%	$71.0	41.2%	$84.3	118.7%
Non-residential roofing products	100.8	31.3%	57.1	34.2%	43.7	76.5%
Complementary building products	66.3	20.6%	44.0	24.6%	22.3	50.7%
	$322.4	100.0%	$172.1	100.0%	$150.3	87.3%

Consolidated Sales by Product Line for Existing Markets(a)

	For the Three Months Ended
	March 31, 2006		March 31, 2005
(dollars in millions)	Net Sales	Mix%	Net Sales	Mix%	Growth
Residential roofing products	$95.8	44.8%	$71.0	41.2%	$24.8	34.9%
Non-residential roofing products	65.5	30.7%	57.1	33.2%	8.4	14.7%
Complementary building products	52.3	24.5%	44.0	25.6%	8.3	18.9%
	$213.6	100.0%	$172.1	100.0%	$41.5	24.1%

(a)             Excludes branches from markets acquired since the beginning of the second quarter of fiscal 2005.

Consolidated Sales by Product Line

	For the Six Months Ended
	March 31, 2006		March 31, 2005
(dollars in millions)	Net Sales	Mix%	Net Sales	Mix%	Growth
Residential roofing products	$317.6	48.0%	$151.8	40.9%	$165.8	109.2%
Non-residential roofing products	199.0	30.0%	129.2	34.8%	69.8	54.0%
Complementary building products	145.7	22.0%	90.3	24.3%	55.4	61.4%
	$662.3	100.0%	$371.3	100.0%	$291.0	78.4%

Consolidated Sales by Product Line for Existing Markets(b)

	For the Six Months Ended
	March 31, 2006		March 31, 2005
(dollars in millions)	Net Sales	Mix%	Net Sales	Mix%	Growth
Residential roofing products	$167.9	41.4%	$134.7	39.6%	$33.2	24.6%
Non-residential roofing products	141.9	35.0%	123.3	36.2%	18.6	15.1%
Complementary building products	95.6	23.6%	82.4	24.2%	13.2	16.0%
	$405.4	100.0%	$340.4	100.0%	$65.0	19.1%

(b)            Excludes branches from markets acquired during fiscal 2006 and 2005.

CONTACT: Beacon Roofing Supply, Inc. Dave Grace, CFO, 978-535-7668 x14